                     EXHIBIT 10.01

LGI HOMES, INC.
$75,000,000 4.25%Convertible Notes due 2019

PURCHASE AGREEMENT
November 17, 2014
DEUTSCHE BANK SECURITIES INC.
J.P. MORGAN SECURITIES LLC
As Representatives of the
Several Initial Purchasers listed
in Schedule I hereto

c/o Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005
c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:
LGI Homes, Inc., a Delaware corporation (the “Company”), hereby confirms its agreement with you (the “Initial Purchasers”), as set forth below.
Section 1.The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers $75,000,000 aggregate principal amount of its 4.25% Convertible Notes due 2019 (the “Firm Notes”). In addition, the Company has granted to the Initial Purchasers an option to purchase up to an additional $10,000,000 in aggregate principal amount of its 4.25% Convertible Notes due 2019 (the “Optional Notes” and, together with the Firm Notes, the “Notes”). The Notes are to be issued under an indenture (the “Indenture”) to be dated as of November 21, 2014 by and between the Company and Wilmington Trust, National Association, as Trustee (the “Trustee”).

The Notes will be convertible on the terms, and subject to the conditions, set forth in the Indenture. As used herein, “Conversion Shares” means the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be received by the holders of the Notes upon conversion of the Notes pursuant to the terms of the Notes.
The Notes and the Common Stock issuable upon conversion thereof will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom.
In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated November 17, 2014 (including the information incorporated by reference therein, the “Preliminary Memorandum”). As used herein, “Pricing Disclosure Package” shall mean the Preliminary Memorandum, as supplemented or amended by the written communications listed on Annex A hereto in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Notes prior to the time when sales of the Notes were first made (the “Time of Execution”). Promptly after the Time of Execution and in any event no later than the second Business Day following the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum (including the information incorporated (or deemed to be incorporated) by reference therein, the “Final Memorandum”), which will consist of the Preliminary Memorandum with such changes therein as are required to reflect the information contained in the amendments or supplements listed on Annex A hereto. The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package, the Final Memorandum and the Road Show Slides (defined below) in connection with the offer and sale of the Notes and the Common Stock issuable upon conversion thereof by the Initial Purchasers.
Section 2.    Representations and Warranties. As of the Time of Execution and at the Closing Date (defined below) and on the Subsequent Closing Date (defined below), the Company represents and warrants to and agrees with each of the Initial Purchasers as follows (references in this Section 2 to the “Offering Memorandum” are to (i) the Pricing Disclosure Package in the case of representations and warranties made as of the Time of Execution and (ii) both the Pricing Disclosure Package and the Final Memorandum in the case of representations and warranties made at the Closing Date and on the Subsequent Closing Date, if any):
(a)    The Preliminary Memorandum, on the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Time of Execution, the Pricing Disclosure Package does not, and on the Closing Date and on the Subsequent Closing Date, if any, will not, and the Final Memorandum as of its date and on the Closing Date and on the Subsequent Closing Date, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Pricing Disclosure Package and Final Memorandum, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein. The Company has not distributed or referred to and will not distribute or refer to any written communications (as defined in Rule 405 of the Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Company or its agents and representatives (other than the Pricing Disclosure Package and Final Memorandum) an “Issuer Written Communication”) other than the Pricing Disclosure Package, the Final Memorandum and the electronic road show slide presentation made available to investors (the “Road Show Slides”). Any information in an Issuer Written Communication that is not otherwise included in the Pricing Disclosure Package and the Final Memorandum does not conflict with the Pricing Disclosure Package or the Final Memorandum and, each Issuer Written Communication, when taken together with the Pricing Disclosure Package does not at the Time of Execution and when taken together with the Final Memorandum at the Closing Date and on the Subsequent Closing Date, if any, will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    As of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the Offering Memorandum under the heading “Capitalization”; all of the subsidiaries of the Company are listed in Schedule 2-1 attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Common Stock (including the Conversion Shares) conforms in all material respects to the description thereof contained in the Offering Memorandum under the heading “Description of Capital Stock.” All of the outstanding shares of capital stock of the Company have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights and, when issued upon conversion of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights. A number of shares of Common Stock equal to the maximum number of Conversion Shares issuable upon conversion of the Notes (assuming stock settlement of all conversions and including the maximum number of Conversion Shares issuable in connection with a “make-whole adjustment event”, as such term is defined in the Indenture) (the “Maximum Number of Conversion Shares”) have been duly authorized and reserved for issuance. Except as set forth in the Offering Memorandum, there are no outstanding (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company.
(c)    The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with requisite power and authority to own or lease its properties and conduct its business as described in the Offering Memorandum. Each Subsidiary of the Company that is a “significant subsidiary” pursuant to the definition contained in Rule 1-02(w) of Regulation S-X under the Act (each, a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) is listed in Schedule 2-2 attached hereto and has been duly organized and is validly existing as a corporation, limited liability company or similar entity in good standing under the laws of the jurisdiction of its organization, with requisite power and authority to own or lease its properties and conduct its business as described in the Offering Memorandum. The Company and each of the Significant Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification except where the failure to be so qualified would not (i) have, individually or in the aggregate, a material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or (ii) prevent the consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Material Adverse Effect”). The outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are free and clear of all liens, encumbrances and equities and claims; and there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or other equity interests in the Significant Subsidiaries.
(d)    The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Notes. The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(e)    The Notes to be delivered on the Closing Date or on the Subsequent Closing Date, if any, are convertible into the Conversion Shares in accordance with the terms and conditions of the Indenture.
(f)    The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.
(g)    The execution and delivery of, and the performance by the Company of its obligations under, this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company.
(h)    Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution, delivery and performance by the Company of this Agreement and the Indenture, the issuance and sale by the Company of the Notes to the Initial Purchasers, and the issuance of any Common Stock upon conversion thereof, has been obtained or made and is in full force and effect, except as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchasers.
(i)    Neither the Company nor any of the Significant Subsidiaries is or with the giving of notice or lapse of time or both, will be, (i) in violation of its certificate or articles of incorporation, charter, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, as applicable, (ii) in violation of or in default under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound (the “Contracts”) or (iii) in violation of any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any of the Significant Subsidiaries of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any Significant Subsidiary, or any of their properties or assets, except in the case of clauses (ii) and (iii), for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the Indenture and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchasers and the issuance of any Common Stock upon conversion thereof) will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary or any of their respective properties is bound, or (ii) the certificate of incorporation or formation, articles of incorporation or association, charter, by-laws or other organizational documents, as applicable, of the Company or (iii) any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any Significant Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any Significant Subsidiary, or any of their properties or assets, except in the case of clauses (i) and (iii) to the extent the same would not, individually or in the aggregate, have a Material Adverse Effect.
(j)    The audited consolidated financial statements of the Company and its Subsidiaries and the consolidated financial statements of each of (i) LGI-GTIS Holdings, LLC and its subsidiaries, (ii) LGI-GTIS Holdings II, LLC and its subsidiaries, (iii) LGI-GTIS Holdings III, LLC and its subsidiaries, and (iv) LGI-GTIS Holdings IV, LLC and its subsidiaries, (together, the “LGI Entities”) together with related notes and schedules incorporated by reference in the Offering Memorandum, comply in all material respects with the applicable requirements of the Act and present fairly the financial position and the results of operations and cash flows of the Company and/or the respective LGI Entities, as the case may be, at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with United States generally accepted principles of accounting (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The summary historical financial and other data included in the Preliminary Memorandum and Offering Memorandum present fairly the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company and the LGI Entities, taken as a whole, do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Offering Memorandum. There are no financial statements (historical or pro forma) that are required to be included in a prospectus pursuant to the Act that are not included in the Offering Memorandum.
(k)    Each of Ernst & Young LLP and Armanino LLP is an independent registered public accounting firm with respect to the Company and the LGI Entities within the meaning of the Act and the applicable Rules and Regulations and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) as required by the Act.
(l)    The Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Commission and The NASDAQ Global Select Market thereunder (collectively, the “Sarbanes-Oxley Act”) currently applicable to the Company. As of the date hereof, there were no outstanding personal loans made, directly or indirectly, by the Company to any director or executive officer of the Company.
(m)    Except as described in the Offering Memorandum, there is no legal, governmental, administrative or regulatory investigation, action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to which any property of the Company or its Subsidiaries is, or to the knowledge of the Company, would reasonably be expected to be, subject, before any court or regulatory or administrative agency or otherwise which if determined adversely to the Company or any of its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect, or that seeks to restrain, enjoin or prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder There are no current or pending legal, governmental, administrative or regulatory investigations, actions, suits, claims or proceedings that are required to be described in a prospectus pursuant to the Act that are not described in the Offering Memorandum. There are no statutes, regulations or contracts or other documents that are required to be described in a prospectus pursuant to the Act that are not described in the Offering Memorandum.
(n)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries (i) hold all licenses, registrations, certificates and permits from governmental authorities (collectively, “Governmental Licenses”) which are necessary to the conduct of their business, (ii) are in compliance with the terms and conditions of all Governmental Licenses, and all Governmental Licenses are valid and in full force and effect, and (iii) have not received any written or other notice of proceedings relating to the revocation or modification of any Governmental License.
(o)    Since the date of the most recent financial statements of the Company and its Subsidiaries incorporated by reference in the Offering Memorandum, (i) there has not been any event, occurrence or development which reasonably could give rise to a Material Adverse Effect, (ii) there has not been any material transaction entered into or any material transaction that is probable of being entered into by the Company or any of the Significant Subsidiaries, other than transactions in the ordinary course of business or changes or transactions described in the Offering Memorandum, as each may be amended or supplemented, and (iii) neither the Company nor any of the Significant Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Offering Memorandum.
(p)    The Company and each of the Significant Subsidiaries have filed all material U.S. federal, state, and local tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve or accrual has been established in accordance with GAAP. All tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments.
(q)    The statistical, industry-related and market-related data included in the Offering Memorandum are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and to the extent prepared by them, such Company and Significant Subsidiaries data agree with the sources from which they are derived.
(r)    The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
(s)    Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any similar sanctions imposed by any other body, governmental or other, to which the Company or any of its Subsidiaries is subject (collectively, “other economic sanctions”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or other economic sanctions.
(t)    Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity: (ii) has made any direct or indirect unlawful contribution or payment to any official of, or candidate for, or any employee of, any federal, state or foreign office from corporate funds; (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or any similar law or regulation to which the Company, any of its Subsidiaries, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries is subject. The Company, the Subsidiaries and their affiliates have each conducted their businesses in compliance with the FCPA and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(u)    The Company and each of the Significant Subsidiaries have good and marketable title to all of the properties and assets reflected in the consolidated financial statements hereinabove described or described in the Offering Memorandum, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements or described in the Offering Memorandum or which (i) do not materially interfere with the use made and proposed to be made of such property by the Company and the Significant Subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Significant Subsidiaries occupy their leased properties under valid and binding leases (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles) conforming in all material respects to the description thereof set forth in the Offering Memorandum.
(v)    Except in each case as otherwise disclosed in the Offering Memorandum: (i) the Company and each Significant Subsidiary have complied and are in compliance, in all material respects, with all applicable federal, state, local, foreign and international laws (including the common law), statutes, rules, regulations, orders, judgments, decrees or other legally binding requirements of any court, administrative agency or other governmental authority relating to pollution or to the protection of the environment, natural resources or human health or safety, or to the manufacture, use, generation, treatment, storage, disposal, release or threatened release of hazardous or toxic substances, pollutants, contaminants or wastes, or the arrangement for such activities (“Environmental Laws”); (ii) the Company and each Significant Subsidiary have obtained and are in compliance, in all material respects, with all permits, licenses, authorizations or other approvals required of them under Environmental Laws to conduct their respective businesses and are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, authorizations or approvals; (iii) neither the Company nor any Significant Subsidiary is a party to any judicial or administrative proceeding (including a notice of violation) under any Environmental Laws (a) to which a governmental authority is also a party and which involves potential monetary sanctions, unless it could reasonably be expected that such proceeding will result in monetary sanctions of less than $100,000, or (b) which is otherwise material; and no such proceeding has been threatened in writing or is known by the Company or by any Significant Subsidiary to be contemplated; (iv) neither the Company nor any Significant Subsidiary has received notice or is otherwise aware of any pending or threatened material claim or potential liability under Environmental Laws in respect of its past or present business, operations (including the disposal of hazardous substances at any off-site location), facilities or real property (whether owned, leased or operated) or on account of any predecessor or any person whose liability under any Environmental Laws it has agreed to assume; and neither the Company nor any Significant Subsidiary is aware of any facts or conditions that could reasonably be expected to give rise to any such claim or liability; and (v) neither the Company nor any Significant Subsidiary is aware of any matters regarding compliance with existing or reasonably anticipated Environmental Laws, or with any liabilities or other obligations under Environmental Laws (including asset retirement obligations), that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its Subsidiaries.
(w)    No material labor disturbance by or dispute with employees of the Company or any of the Significant Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened.
(x)    The Company and each of the Significant Subsidiaries carry, or are covered by, insurance, from insurers of recognized financial responsibility, in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is prudent and customary for companies engaged in similar businesses; neither the Company nor any of the Significant Subsidiaries have been refused any coverage under insurance policies sought or applied for; and the Company and the Significant Subsidiaries have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective businesses at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.
(y)    Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have liability (each a “Plan”) is in compliance in all material respects with all presently applicable statutes, rules and regulations, including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (as defined in Section 4043 of ERISA) has occurred for which the Company or any member of its Controlled Group would have any liability; and (b) neither the Company nor any member of its Controlled Group has incurred or expects to incur liability under Title IV of ERISA (other than for contributions to the Plan or premiums payable to the Pension Benefit Guaranty Corporation, in each case in the ordinary course and without default); (iii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA; and (iv) to the knowledge of the Company, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
(z)    The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that cover the Company and the

Significant Subsidiaries and that comply with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal control over financial reporting, and there has been no change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting since the date of the most recent financial statements of the Company and its Subsidiaries incorporated by reference in the Offering Memorandum. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(aa)    The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act); the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations under the Exchange Act, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.
(bb)    The Company and its Subsidiaries own or possess the right to use all material patents, inventions, trademarks, trade names, service marks, logos, trade dress, designs, data, database rights, Internet domain names, rights of privacy, rights of publicity, copyrights, works of authorship, license rights, trade secrets, know-how and proprietary information (including unpatented and unpatentable proprietary or confidential information, inventions, systems or procedures) and other industrial property and intellectual property rights, as well as related rights, such as the right to sue for all past, present and future infringements or misappropriations of any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct their business as presently conducted and currently contemplated to be conducted in the future. Neither the Company nor any of the Significant Subsidiaries, whether through their respective products and services or the conduct of their respective businesses, has infringed, misappropriated, conflicted with or otherwise violated, or is currently infringing, misappropriating, conflicting with or otherwise violating, and none of the Company or the Significant Subsidiaries have received any communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other person or entity. Neither the Company nor any of the Significant Subsidiaries has received any communication or notice alleging that by conducting their business as set forth in the Offering Memorandum, such parties would infringe, misappropriate, conflict with, or violate, any of the Intellectual Property of any other person or entity. The Company knows of no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the Company or the Significant Subsidiaries. The Company and the Significant Subsidiaries have taken all reasonable steps necessary to secure their interests in such Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets.
(cc)    None of the Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or the Significant Subsidiaries has been obtained or is being used by the Company or the Significant Subsidiaries in violation of any contractual obligation binding on the Company or any of the Significant Subsidiaries or any of their respective officers, directors or employees or otherwise in material violation of the rights of any persons. The Company and the Significant Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and the Significant Subsidiaries (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and the Significant Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Significant Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices.
(dd)    Neither the Company nor any Significant Subsidiary is or, after giving effect to the offering and sale of the Notes contemplated hereunder and the application of the net proceeds from such sale as described in the Offering Memorandum, will be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “1940 Act”).

(ee)    The Notes, the Common Stock and the Indenture will conform in all material respects to the descriptions thereof in the Offering Memorandum.
(ff)    Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of each of the Company and its Subsidiaries (each on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; none of the Company or its Subsidiaries (each on a consolidated basis) is, nor will any of the Company or its Subsidiaries (each on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.
(gg)    None of the Company, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the offer and sale of the Notes in the manner contemplated by this Agreement or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement and the conversion of the Notes into the Conversion Shares in accordance with the terms of the Indenture, to register any of the Notes or the Conversion Shares under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
(hh)    No securities of the Company or any Subsidiary are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.
(ii)    Neither the Company nor, to the Company’s knowledge, any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Notes.
(jj)    The Company has furnished to the Representatives, a letter substantially in the form of Annex B hereto from each officer and director of the Company addressed to the Representatives.

Any certificate signed by any officer of the Company or any Significant Subsidiary and delivered to any Initial Purchaser or to counsel for the Initial Purchasers shall be deemed a joint and several representation and warranty by the Company and each of the Significant Subsidiaries to each Initial Purchaser as to the matters covered thereby.

Section 3.    Purchase, Sale and Delivery of the Notes.
(a)    On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the Firm Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 97.0% of their principal amount. One or more certificates in definitive form for the Firm Notes that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Firm Notes and Optional Notes (if the option provided for in Section 3(b) hereof shall have been exercised on or before the first business day immediately preceding the Closing Date) shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Ave, New York, New York at 10:00 A.M., New York time, on November 21, 2014, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Firm Notes available for checking and packaging by the Initial Purchasers at the offices of Davis Polk & Wardwell LLP in New York, New York, or at such other place as the Representatives may designate, at least 24 hours prior to the Closing Date.
(b)    In addition, on the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, up to $10,000,000 aggregate principal amount of Optional Notes from the Company at the same price as the purchase price to be paid by the Initial Purchasers for the Firm Notes. The option granted hereunder may be exercised at any time upon notice by the Representatives to the Company, which notice may be given at any time within 30 days from the date of this Agreement. Such notice shall set forth (i) the amount (which shall be an integral multiple of $1,000 in aggregate principal amount) of Optional Notes as to which the Initial Purchasers are exercising the option, (ii) the names and denominations in which the Optional Notes are to be registered and (iii) the time, date and place at which such Notes will be delivered (which time and date may be simultaneous with, but not earlier than, the Closing Date; and in such case the term “Closing Date” herein shall refer to the time and date of delivery of the Firm Notes and the Optional Notes). Such time and date of delivery, if subsequent to the Closing Date, is called the “Subsequent Closing Date” and shall be determined by the Representatives. Such date may be the same as the Closing Date but not earlier than the Closing Date nor later than 10 business days after the date of such notice. If any Optional Notes are to be purchased, each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Optional Notes (subject to such adjustments to eliminate fractional amount as the Representatives may determine) that bears the same proportion to the total principal amount of Optional Notes to be purchased as the principal amount of Firm Notes set forth on Schedule 1 opposite the name of such Initial Purchaser bears to the total principal amount of Firm Notes. If the option provided for in this Section 3(b) hereof is exercised after the first business day immediately preceding the Closing Date, the Company will deliver the Optional Notes (at the expense of the Company) to the Representatives on the date specified by the Representatives (which shall be within three business days after exercise of the option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Optional Notes occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Optional Notes, and the obligation of the Initial Purchasers to purchase the Optional Notes shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 7 hereof.
Section 4.    Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Notes at the price and upon the terms set forth in the Pricing Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.
Section 5.    Covenants of the Company. The Company covenants and agrees with each of the Initial Purchasers as follows:
(a)    Until the later of (i) the completion of the distribution of the Notes by the Initial Purchasers and (ii) the Closing Date, or the Subsequent Closing Date if applicable , the Company will not amend or supplement the Pricing Disclosure Package and the Final Memorandum or otherwise distribute or refer to any written communication (as defined under Rule 405 of the Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (other than the Pricing Disclosure Package, the Road Show Slides and the Final Memorandum) or file any report with the Commission under the Exchange Act unless the Representatives shall previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment, supplement or report and as to which the Representatives shall have given their consent, which consent shall not be unreasonable conditioned, delayed or withheld. The Company will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Pricing Disclosure Package and the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchasers.
(b)    The Company will cooperate with the Initial Purchasers in arranging for the qualification of the Notes for offering and sale under the securities or “Blue Sky” laws of which jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; provided, however, that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.
(c)    (1) If, at any time prior to the completion of the sale by the Initial Purchasers of the Notes, any event occurs or information becomes known as a result of which the Pricing Disclosure Package and the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Pricing Disclosure Package and the Final Memorandum to comply with applicable law, the Company will promptly notify the Representatives thereof and will prepare, at the expense of the Company, an amendment or supplement to the Pricing Disclosure Package and the Final Memorandum that corrects such statement or omission or effects such compliance and (2) if at any time prior to the Closing Date or the Subsequent Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or any Issuer Written Communication would conflict with the Pricing Disclosure Package as then amended or supplemented, or (ii) it is necessary to amend or supplement any of the Pricing Disclosure Package so that any of the Pricing Disclosure Package or any Issuer Written Communication will comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (a) above, furnish to the Initial Purchasers such amendments or supplements to any of the Pricing Disclosure Package or any Issuer Written Communication (it being understood that any such amendments or supplements may take the form of an amended or supplemented Final Memorandum) as may be necessary so that the statements in any of the Pricing Disclosure Package as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that any Issuer Written Communication will not conflict with the Pricing Disclosure Package or so that the Pricing Disclosure Package or any Issuer Written Communication as so amended or supplemented will comply with applicable law.

(d)    The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Pricing Disclosure Package, any Issuer Written Communication and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.
(e)    The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Pricing Disclosure Package and the Final Memorandum.
(f)    For so long as any of the Notes remain outstanding, the Company will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed; provided, however, that any such reports, financial statements or other communications that are filed with the Commission and are generally available to the public on the Commission’s website shall be deemed to have been furnished to the Initial Purchasers.
(g)    None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the offer and sale of the Notes or the Conversion Shares.
(h)    The Company will not, and will not permit any of the Significant Subsidiaries or their respective Affiliates or persons acting on their behalf to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.
(i)    For so long as any of the Notes or the Common Stock issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will make available at its expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.
(j)    The Company will use its best efforts to (i) effect and maintain the listing of the Maximum Number of Conversion Shares on The NASDAQ Global Select Market and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.
(k)    The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Common Stock.

(l)    The Company will reserve and keep available at all times, free of preemptive rights, the Maximum Number of Conversion Shares.
(m)    Between the date hereof and the Closing Date, or the Subsequent Closing Date if applicable, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion rate.
(n)    During the period beginning on the date hereof and continuing to the date that is 60 days after the date of this Agreement, without the prior written consent of the Representatives, the Company will not directly or indirectly, sell, offer, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company (or guaranteed by the Company) that are substantially similar to the Notes, or any Notes, or grant any option to sell, pledge, transfer or establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of the Common Stock or securities exchangeable or exercisable for or convertible into the Notes or shares of Common Stock, or publicly announce an intention to do any of the foregoing; provided, however, that (1) the Company may issue shares of its Common Stock or options to purchase its Common Stock, or Common Stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Pricing Disclosure Package and Final Memorandum, but only if the holders of such shares, options, or shares issued upon exercise of such options, agree in writing not to sell, offer, dispose of or otherwise transfer any such shares or options during such 60-day period without the prior written consent of the Representatives (which consent may be withheld at the discretion of the Representatives), provided, further, that the foregoing shall not apply to the sale of the Notes under this Agreement or the issuance of the Conversion Shares, (2) the Company may file a shelf registration statement with the Commission more than 30 days after the date hereof, so long as the Company does not cause such registration statement to become effective under the Act or request the Commission to accelerate the effectiveness of such registration statement under the Act prior to the end of such 60-day period, and (3) such restriction will not apply to (A) grants of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards pursuant to the Company’s 2013 Equity Incentive Plan, (B) the filing of any registration statement on Form S-8 with respect to the Company’s 2013 Equity Incentive Plan, or (C) issuances of shares of Common Stock pursuant to the exercise, conversion or vesting of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units or other stock-based awards granted under the Company’s 2013 Equity Incentive Plan.
(o)    The Company will enforce all agreements between the Company and any of its security holders to be entered into pursuant to this Agreement that prohibit the sale, transfer or assignment of any of the Company’s securities. In addition, the Company will direct the transfer agent to place stop transfer restrictions upon any such securities of the Company that are bound by such “lock-up” agreements for the duration of the periods contemplated in such agreements.
(p)    As long as there are any Notes outstanding, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes that have been reacquired by any of them, unless upon such resale such Note will no longer be a “restricted security” as defined in Rule 144.
Section 6.    Expenses. The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Pricing Disclosure Package and the Final Memorandum and any amendment or supplement thereto, and any “Blue Sky” memoranda, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company, (iv) preparation (including printing), issuance and delivery to the Initial Purchasers of the Notes, (v) the qualification of the Notes and Conversion Shares under state securities and “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel for the Initial Purchasers relating thereto up to $10,000, (vi) expenses in connection with the “roadshow” and any other meetings with prospective investors in the Notes, (vii) fees and expenses of the Trustee including fees and expenses of counsel, (viii) the fees and expenses associated with listing the Maximum Number of Conversion Shares on The NASDAQ Global Select Market and (ix) any fees charged by investment rating agencies for the rating of the Notes. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied, because this Agreement is terminated pursuant to Section 11 hereof or because of any failure, refusal or inability on the part of the Company to perform its obligations hereunder or to satisfy all conditions on its part to be performed or satisfied hereunder, the Company agrees to promptly reimburse the Initial Purchasers upon demand for all out-of-pocket expenses (including reasonable fees, disbursements and charges of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers) that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Notes.
Section 7.    Conditions of the Initial Purchasers’ Obligations. The obligation of the Initial Purchasers to purchase and pay for the Firm Notes and the Optional Notes, as the case may be, shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date (references to the Closing Date in this Section 7 shall apply to the Subsequent Closing Date, if applicable):

(a)    On the Closing Date, the Initial Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of Baker Botts L.L.P., counsel for the Company, covering the opinion points set forth in Schedule 3.
(b)    On the Closing Date, the Initial Purchasers shall have received the opinion, in form and substance satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the Initial Purchasers, of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require. In rendering such opinion, Davis Polk & Wardwell LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.
(c)    On the date hereof, the Initial Purchasers shall have received from each of Ernst & Young LLP and Armanino LLP, a comfort letter dated the date hereof, in form and substance satisfactory to counsel for the Initial Purchasers with respect to the audited and any unaudited or pro forma financial information in the Pricing Disclosure Package. On the Closing Date, the Initial Purchasers shall have received from each of Ernst & Young LLP and Armanino LLP, a comfort letter dated the Closing Date, in form and substance satisfactory to counsel for the Initial Purchasers, which shall refer to the comfort letter dated the date hereof and reaffirm or update as of a more recent date, the information stated in the comfort letter dated the date hereof and similarly address the audited and any unaudited or pro forma financial information in the Final Memorandum.
(d)    The Initial Purchasers shall have received, on the Closing Date, a certificate dated the Closing Date in form of Exhibit A hereto, from Charles Merdian, Chief Financial Officer of the Company, with respect to certain financial information contained in the Pricing Disclosure Package and the Final Memorandum.
(e)    The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Time of Execution and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company’s officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Pricing Disclosure Package and the Final Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.
(f)    The sale of the Notes or the Conversion Shares hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(g)    The Initial Purchasers shall have received a certificate of the Company, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer and the Chief Financial Officer, to the effect that:
(i)    the representations and warranties of the Company contained in this Agreement are true and correct on and as of the Time of Execution and on and as of the Closing Date, and the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;
(ii)    at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and
(iii)    the sale of the Notes and Conversion Shares hereunder has not been enjoined (temporarily or permanently).
(h)    Prior to the Closing Date, the Company shall have furnished to the Representatives, a letter substantially in the form of Annex B hereto from each officer and director of the Company addressed to the Representatives.
(i)    An application for the listing of the Maximum Number of Conversion Shares shall have been approved by The NASDAQ Global Select Market, subject to official notice of issuance.
On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company and the Subsidiaries as they shall have heretofore reasonably requested from the Company.
All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers. The Company shall furnish to the Initial Purchasers such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchasers shall reasonably request.
Section 8.    Offering of Notes; Restrictions on Transfer.
(a)    Each Initial Purchaser hereby represents and agrees with the Company (as to itself only) that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Notes other than (i) the Road Show Slides, the Preliminary Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Act) that was not included (including through incorporation by reference) in the Preliminary Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 5(c) above, (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Notes and/or other information that was included (including through incorporation by reference) in the Preliminary Memorandum or the Offering Memorandum.
(b)    Each Initial Purchaser hereby represents and agrees with the Company (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; (ii) it is a QIB and it will offer the Notes for resale only upon the terms and conditions set forth in this Agreement and the Offering Memorandum and (iii) it has and will solicit offers for the Notes or the Conversion Shares only from, and will offer the Notes and the Conversion Shares only to persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A.
Section 9.    Indemnification and Contribution.
(a)    The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which any Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:
(i)    any untrue statement or alleged untrue statement made by the Company in Section 2 hereof;
(ii) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package, any Issuer Written Communication or Final Memorandum or any amendment or supplement thereto; or
(iii) the omission or alleged omission to state, in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading;
and will reimburse, as incurred, the Initial Purchasers and each such controlling person for any reasonable legal or other expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by the Initial Purchasers through the Representatives specifically for use therein. The indemnity provided for in this Section 9 will be in addition to any liability that the Company may otherwise have to the indemnified parties. The Company shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld.
(b)    Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Company by the Initial Purchasers through the Representatives specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable legal or other expenses incurred by the Company or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties. The Initial Purchasers shall not be liable under this Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld.

(c)    Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 9 or the Company in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(d)    In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company on the one hand and any Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or such Initial Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Company and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.
Section 10.    Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.
Section 11.    Termination.
(a)    This Agreement may be terminated in the sole discretion of the Initial Purchasers by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date,
(i)    there shall have been, in the sole judgment of the Initial Purchasers, any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect, except in each case as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto);
(ii)    trading in securities of the Company or in securities generally on the New York Stock Exchange or the NASDAQ Global Select Market or by the Commission shall have been suspended or materially limited or minimum or maximum prices shall have been established on any such exchange or market;
(iii)     a banking moratorium shall have been declared by New York or United States authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States;
(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Initial Purchasers, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the Pricing Disclosure Package and the Final Memorandum; or
(v) any securities of the Company shall have been downgraded by any nationally recognized statistical rating organization or any such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its ratings of any securities of the Company (other than an announcement with positive implications of a possible upgrading).
(b)    Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.
Section 12.    Defaulting Initial Purchaser. (a) If, on the Closing Date or the Subsequent Closing Date, as the case may be, any Initial Purchaser defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder on such date, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms. If other persons become obligated or agree to purchase the Notes of a defaulting Initial Purchaser, either the non‑defaulting Initial Purchasers or the Company may postpone the Closing Date or the Subsequent Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Final Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Pricing Disclosure Package or the Final Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 12, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.
(b)    If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased on the Closing Date or the Subsequent Closing Date, as the case may be does not exceed one-eleventh of the aggregate principal amount of the Notes to be purchased on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of the Notes that such Initial Purchaser agreed to purchase hereunder on such date plus such Initial Purchaser’s pro rata share (based on the principal amount of the Notes that such Initial Purchaser agreed to purchase on such date) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c)    If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased on the Closing Date or the Subsequent Closing Date, as the case may be, exceeds one-eleventh of the aggregate principal amount of the Notes to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to the Subsequent Closing Date, the obligation of the Initial Purchasers to purchase the Notes on the Subsequent Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 12 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 6 hereof and except that the provisions of Section 9 hereof shall not terminate and shall remain in effect.

(d)    Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.

Section 13.    Information Supplied by the Initial Purchasers. The statements set forth in the first paragraph of the “Plan of Distribution—Price Stabilization and Short Potions” section in the Preliminary Memorandum and the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 2(a) and 9 hereof.
Section 14.    Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered to (i) Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005, Attention: Equity Capital Markets – Syndicate Desk, fax (212) 797-9344, with a copy to Deutsche Bank Securities Inc., 60 Wall Street, 36th Floor, New York, New York 10005, Attention: General Counsel, fax: (212) 797-4564; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358), Attention: Equity Syndicate Desk; if sent to the Company, shall be mailed or delivered to the Company at LGI Homes, Inc. 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380, Attention: Chief Executive Officer.
All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.
Section 15.    Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchasers will be deemed a successor because of such purchase.
Section 16.    APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.
Section 17.    No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser (other than Builder Advisor Group LLC) has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that any Initial Purchaser (other than Builder Advisor Group LLC) has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

Section 18.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Initial Purchasers.
Very truly yours,
LGI Homes, Inc.

By:	_/s/ Charles Merdian_________________ Name: Charles Merdian Title: Chief Financial Officer, Secretary and Treasurer

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.
DEUTSCHE BANK SECURITIES INC.

By:	_/s/ Tom Bradshaw_____________ Name: Tom Bradshaw Title: Managing Director

By:	_/s/ Brian Willer_______________ Name: Brian Willer Title: Managing Director
J.P. MORGAN SECURITIES LLC

By:	_/s/ Tim Oeljeschlager_________ Name: Tim Oeljeschlager Title: Executive Director

SCHEDULE 1

Initial Purchaser	Amount of Firm Notes	Amount of Optional Notes
Deutsche Bank Securities Inc.	$20,250,000	$2,700,000
J.P. Morgan Securities LLC	$20,250,000	$2,700,000
Credit Suisse Securities (USA) LLC	$13,500,000	$1,800,000
Builder Advisor Group, LLC	$7,500,000	$1,000,000
JMP Securities LLC	$6,750,000	$900,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$3,375,000	$450,000
BTIG, LLC	$3,375,000	$450,000

Total	$75,000,000	$10,000,000

SCHEDULE 2-1
Subsidiaries of the Company

1.	LGI HOMES GROUP, LLC, a Texas limited liability company

2.	LGI HOMES-PRESIDENTIAL GLEN, LLC, a Texas limited liability company

3.	LGI HOMES-QUAIL RUN, LLC, a Texas limited liability company

4.	LGI HOMES – FW, LLC, a Texas limited liability company

5.	LGI HOMES – SAN TAN HEIGHTS, LLC, an Arizona limited liability company

6.	LGI HOMES-TEXAS, LLC, a Texas limited liability company

7.	LGI HOMES-DECKER OAKS, LLC, a Texas limited liability company

8.	LGI HOMES AZ CONSTRUCTION, LLC, an Arizona limited liability company

9.	LGI HOMES-WOODLAND CREEK, LLC, a Texas limited liability company

10.	LGI HOMES-LAKES OF MAGNOLIA, LLC, a Texas limited liability company

11.	LGI HOMES-SALTGRASS, LLC, a Texas limited liability company

12.	LGI HOMES-STEWARTS FOREST, LLC, a Texas limited liability company

13.	LGI HOMES – GLENNWILDE, LLC, an Arizona limited liability company

14.	LGI HOMES – E SAN ANTONIO, LLC, a Texas limited liability company

15.	LGI HOMES – WINDMILL FARMS, LLC, a Texas limited liability company

16.	LGI HOMES – ARIZONA, LLC, an Arizona limited liability company

17.	LGI HOMES – FLORIDA, LLC, a Florida limited liability company

18.	LGI HOMES – GEORGIA, LLC, a Georgia limited liability company

19.	LGI HOMES – MAPLE LEAF, LLC, a Texas limited liability company

20.	LGI HOMES AVONDALE, LLC, a Georgia limited liability company

21.	LGI HOMES – SHALE CREEK, LLC, a Texas limited liability company

22.	LGI HOMES – STERLING LAKES PARTNERS, LLC, a Texas limited liability company

23.	LGI CROWLEY LAND PARTNERS, LLC, a Texas limited liability company

24.	LGI HOMES – MAPLE PARK, LLC, a Georgia limited liability company

25.	LGI HOMES – SUNRISE MEADOW, LLC, a Texas limited liability company

26.	LGI HOMES CORPORATE, LLC, a Texas limited liability company

27.	LGI HOMES SERVICES, LLC, a Texas limited liability company

28.	LGI HOMES AZ SALES, LLC, an Arizona limited liability company

29.	LGI HOMES – NEW MEXICO, LLC, a New Mexico limited liability company

30.	LGI HOMES NM CONSTRUCTION, LLC, a New Mexico limited liability company

31.	LGI JV HOLDINGS, LLC, a Delaware limited liability company

32.	LGI HOMES – LUCKEY RANCH, LLC, a Delaware limited liability company

33.	LGI JV HOLDINGS II, LLC, a Delaware limited liability company

34.	LGI HOMES-WEST MEADOWS, LLC, a Delaware limited liability company

35.	LGI JV HOLDINGS III, LLC, a Delaware limited liability company

36.	LGI HOMES-SONTERRA, LLC, a Delaware limited liability company

37.	LGI JV HOLDINGS IV, LLC, a Delaware limited liability company

38.	LGI HOMES – BLUE HILLS, LLC, an Arizona limited liability company

39.	LGI HOMES – KRENSON WOODS, LLC, a Delaware limited liability company

40.	LGI HOMES – NORTHPOINTE, LLC, a Delaware limited liability company

41.	LGI HOMES – OAK HOLLOW PHASE 6, LLC, a Delaware limited liability company

42.	LUCKEY RANCH PARTNERS, LLC, a Delaware limited liability company

43.	LGI FUND III HOLDINGS, LLC, a Texas limited liability company

44.	LGI HOMES-MALLARD CROSSING, LLC, a Delaware limited liability company

45.	LGI HOMES-OAK HOLLOW, LLC, a Delaware limited liability company

46.	LGI HOMES – SALTGRASS CROSSING, LLC, a Delaware limited liability company

47.	LGI HOMES – CANYON CROSSING, LLC, a Texas limited liability company

48.	LGI HOMES – DEER CREEK, LLC, a Texas limited liability company

49.	LGI HOMES II, LLC, a Texas limited liability company

50.	RIVERCHASE ESTATES PARTNERS, LLC, a South Carolina limited liability company

51.	LGI HOMES – COLORADO, LLC, a Colorado limited liability company

52.	LGI HOMES – NC, LLC, a North Carolina limited liability company

53.	LGI HOMES – SC, LLC, a South Carolina limited liability company

SCHEDULE 2-1
Significant Subsidiaries of the Company
LGI Homes Group, LLC
LGI Homes Texas, LLC
LGI Homes Decker Oaks, LLC

ANNEX A

1. Pricing Term Sheet, dated November 17, 2014, a copy of which is attached hereto as Annex A-1.

ANNEX A-1

PRICING TERM SHEET	Strictly Confidential
Dated November 17, 2014

LGI Homes, Inc.
4.25% Convertible Notes due 2019
The information in this pricing term sheet supplements LGI Homes, Inc.’s preliminary offering memorandum, dated November 17, 2014 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	LGI Homes, Inc. (NASDAQ: LGIH) (the “Issuer”)
Title of Securities:	4.25% Convertible Notes due 2019 (the “notes”)
Aggregate Principal Amount Offered:	$75,000,000 aggregate principal amount of notes (plus up to an additional $10,000,000 aggregate principal amount if the initial purchasers exercise their option to purchase additional notes)
Maturity Date:	November 15, 2019, unless earlier purchased or converted
Interest Rate:	4.25% per year
Interest Payment Dates:	Interest will accrue from November 21, 2014 and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2015.
Issue Price:	100% of the principal amount
NASDAQ Last Reported Sale Price on November 17, 2014:	$16.55 per share of the Issuer’s common stock
Initial Conversion Price:	Approximately $21.52 per share of the Issuer’s common stock
Initial Conversion Rate:	46.4792 shares of the Issuer’s common stock per $1,000 principal amount of notes
Conversion Premium:	Approximately 30% above the NASDAQ Last Reported Sale Price on November 17, 2014

Use of Proceeds:
The Issuer estimates that it will receive net proceeds from the sale of the notes of approximately $72.3 million (or $82.0 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting selling discounts and the Issuer’s offering expenses.

The Issuer intends to use approximately $16.6 million of the net proceeds from the sale of the notes to repurchase shares of the Issuer’s common stock from purchasers of notes in the offering in privately negotiated transactions effected through one of the initial purchasers or its affiliate as the Issuer’s agent. The purchase price per share of the common stock repurchased in such transactions will be equal to the closing sale price per share of the Issuer’s common stock on the date hereof, which was $16.55 per share.

The Issuer intends to use the remainder of the net proceeds from the sale of the notes (including notes sold to the initial purchasers upon exercise of their option to purchase additional notes, if any) for general corporate purposes, which may include capital expenditures, acquisitions, land purchases, working capital, repayment or refinancing of debt and repurchases of additional shares of the Issuer’s common stock.

Subordination:
The notes will be (i) subordinated to all of the Issuer’s existing and future senior indebtedness, including secured senior indebtedness, (ii) effectively subordinated to any of the Issuer’s secured indebtedness that ranks equal or junior to the notes, to the extent of the value of the assets securing such indebtedness, and (iii) structurally subordinated to all debt and other liabilities (including trade payables) incurred by the Issuer’s subsidiaries.

“Senior indebtedness” means principal, premium, interest (including interest accruing on or after the filing of a petition in bankruptcy or for reorganization by or against the Issuer whether or not a claim for such interest is allowed in such proceeding), fees, costs, expenses and other amounts (including related hedging or cash management obligations) owed or due under any revolving credit facility, term loan facility, letter of credit reimbursement facility, mortgage warehouse facility or line of credit or any similar facility with commercial bank lenders or similar financial institutions (but excluding, for the avoidance of doubt, any notes or other debt securities issued pursuant to an indenture or note purchase agreement).

Future Guarantees:
If, on or following the first date of original issuance of the notes, the Issuer incurs any capital markets indebtedness that is guaranteed by one or more of the Issuer’s subsidiaries, or any of the Issuer’s subsidiaries incurs any capital markets indebtedness (including, without limitation, any guarantee of capital markets indebtedness incurred by another of the Issuer’s subsidiaries), each subsidiary that guarantees such capital markets indebtedness, and each subsidiary that incurs capital markets indebtedness, shall fully and unconditionally guarantee the notes, and such guarantee of the notes shall rank equally with the guarantee of such capital markets indebtedness or such subsidiary capital markets indebtedness, as the case may be.

Any such subsidiary guarantee of the notes shall be released upon the release (other than discharge upon payment thereof) of the guarantee that triggered such subsidiary guarantee of the notes or the repayment of the subsidiary capital markets indebtedness that triggered such subsidiary guarantee of the notes, so long as, in each case, no other guarantee or indebtedness is outstanding at such time that would otherwise require the subsidiary to guarantee the notes at such time.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC
Lead Manager:	JMP Securities LLC
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated BTIG, LLC Builder Advisor Group, LLC
Trade Date:	November 18, 2014
Settlement Date:	November 21, 2014
CUSIP/ISIN:	Restricted CUSIP Number: 50187T AA4 Restricted ISIN Number: US50187TAA43
Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event:
The following table sets forth the number of additional shares of the Issuer’s common stock to be added to the conversion rate for each $1,000 principal amount of notes for a holder that converts its notes in connection with a make-whole adjustment event (as defined in the Preliminary Offering Memorandum) based on the hypothetical stock prices and effective dates set forth below.

	Stock Price
Effective Date	$16.55	$18.00	$19.00	$21.52	$22.50	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$75.00
November 21, 2014	13.9437	12.4009	11.1025	8.5848	7.8253	6.2785	4.2715	3.0619	2.2695	1.3129	0.7728	0.3267
November 15, 2015	13.9437	12.2178	10.8227	8.1589	7.3699	5.7914	3.8199	2.6873	1.9715	1.1319	0.6640	0.2764
November 15, 2016	13.9437	11.7309	10.2320	7.4276	6.6175	5.0375	3.1719	2.1761	1.5800	0.9061	0.5332	0.2191
November 15, 2017	13.9437	11.1001	9.4412	6.4216	5.5813	4.0080	2.3203	1.5318	1.1029	0.6414	0.3819	0.1540
November 15, 2018	13.9437	10.0422	8.1189	4.7774	3.9144	2.4383	1.1772	0.7513	0.5560	0.3419	0.2084	0.0811
November 15, 2019	13.9437	9.0764	6.1524	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•
between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•
in excess of $75.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•
less than $16.55 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding anything in the indenture to the contrary, the Issuer may not increase the conversion rate to more than 60.4229 shares of the Issuer’s common stock per $1,000 principal amount of notes pursuant to the events described under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in the Preliminary Offering Memorandum, though the Issuer will adjust such number of shares of the Issuer’s common stock for the same events for which the Issuer must adjust the conversion rate as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.
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This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
Neither the notes nor any shares of common stock issuable upon conversion of the notes have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Prospective purchasers that are qualified institutional buyers are hereby notified that the sellers of the notes may be relying on an exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A under the Securities Act.
ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.